UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2012

Bluegreen Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	001-09292	03-0300793

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4960 Conference Way North, Suite 100 Boca Raton, Florida	33431

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 912-8000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, a Purchase and Sale Agreement (the “Agreement”) was entered into on October 12, 2011 between seven subsidiaries of Bluegreen Corporation (the “Company”) and Southstar Development Partners, Inc. (“Southstar”) which provided for the sale to Southstar of substantially all of the assets that comprise the Company’s Bluegreen Communities business segment for a purchase price of $31.5 million in cash (the “Closing Date Cash Payment”) and an amount equal to 20% of the net proceeds (as calculated in accordance with the terms of the Agreement) that Southstar receives upon its sale, if any, of two specified parcels of real estate to be purchased by Southstar under the Agreement. Under the terms of the Agreement, as previously amended, Southstar delivered a $500,000 deposit.

On February 21, 2012, the Company’s subsidiaries and Southstar entered into an amendment to the Agreement, pursuant to which the Closing Date Cash Payment was reduced from $31.5 million to $29.0 million, and Southstar delivered an additional $4.0 million deposit. This amendment also extended the period for closing the transaction to a date no later than April 30, 2012. The Agreement previously provided for the transaction to be closed on or before March 2, 2012, subject to an extension to a date no later than April 2, 2012 if necessary for all required consents to the transfer of certain operating contracts related to Bluegreen Communities’ business to be obtained.

Of the total $4.5 million deposit paid by Southstar (all of which will be put towards the Closing Date Cash Payment), $50,000 has been deemed earned and paid to the Company. The remaining $4,450,000 is being held in escrow pending closing of the transaction and, under the terms of the Agreement, will only be refunded to Southstar in the event the transaction is not consummated as a result of a breach of the Agreement by one or more of the Company’s subsidiaries which is not timely cured.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2012	BLUEGREEN CORPORATION

	By:	/s/ Anthony M. Puleo
Anthony M. Puleo
Senior Vice President, Chief Financial Officer and Treasurer